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EXHIBIT 99(b)


For more information, contact:

Betsy Bender, Frontstep
614-523-7344
betsy.bender@frontstep.com


                         SYMIX TO BEGIN TRADING AS FSTP
              - New Stock Symbol Part of Name Change to Frontstep -

         COLUMBUS, OHIO, Nov. 9, 2000 - Frontstep, Inc. (Nasdaq: SYMX), a leading provider of business systems for midsized manufacturers and distributors, announced that effective Nov. 10, 2000, its common stock will be traded on the Nasdaq National Market System under the symbol "FSTP." The change in the company's stock symbol follows approval by shareholders yesterday to change the name of the company to Frontstep from Symix.

         The name change reflects the company's transformation to fully leverage the Internet in the systems it provides to manufacturers, distributors and trading exchanges - as well as the new channels, delivery methods and pricing options the company is using to accelerate adoption of the Frontstep E-business Suite. This transformation is the most dramatic change in the more than 20-year history of the company, warranting the name change.

         ABOUT FRONTSTEP

         Frontstep, Inc. provides companies with the products, expertise and access to online communities to rapidly plan, build, launch and advance an e-business strategy. Frontstep offers a comprehensive suite of software and services, including CRM, online customer sales and service, Web-driven channel management, e-procurement, collaboration and integration. The company's Symix subsidiary provides manufacturers with complete business systems encompassing both e-business and enterprise management, while the company's brightwhite subsidiary delivers strategic e-business consulting services. For more information on Frontstep, visit http://www.frontstep.com.

                                       ###

Safe Harbor under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking statements that are not historical facts and involve risks and uncertainties that could cause actual results to vary materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the demand for and market acceptance of the company's products and services, the impact of competitive products, increased sales and earnings, and other factors detailed in the company's filings with the Securities and Exchange Commission.

Frontstep is a trademark of Frontstep, Inc. All other trademarks or registered trademarks are the property of their respective owners.